Exhibit 5.1

601 Lexington Avenue New York, New York 10022

(212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

January 27, 2017

CarMax Auto Funding LLC

12800 Tuckahoe Creek Parkway

Suite 400

Richmond, VA 23238-1115

Re: Enforceability Opinion - CarMax Auto Owner Trust 2017-1

We are issuing this opinion letter in our capacity as special counsel to CarMax Auto Funding LLC (the “Depositor”) and CarMax Business Services, LLC (“CarMax”) in connection with the issuance of Underwritten Notes (as defined on Exhibit A hereto) by CarMax Auto Owner Trust 2017-1 (the “Issuing Entity”) pursuant to an Indenture (the “Indenture”), to be dated as of January 1, 2017, between the Issuing Entity and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”), and the certificates (the “Certificates”) pursuant to a Trust Agreement (the “Original Trust Agreement”), dated as of December 1, 2016, and to be amended and restated as of January 1, 2017 (the “Trust Agreement”). Only the Underwritten Notes are being offered for sale in a transaction pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Issuing Entity intends to issue the Underwritten Notes on January 31, 2017 (the “Issuance Date”). We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Underwritten Notes, and in order to express the opinions hereinafter stated, we have examined:

(i) a copy of the registration statement on Form SF-3 (File No. 333-207329) (the “Registration Statement”) that was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act on October 7, 2015, as amended by Pre-Effective Amendment No. 1 on December 1, 2015, by Pre-Effective Amendment No. 2 on December 21, 2015, and by Pre-Effective Amendment No. 3 on January 8, 2016, with respect to asset-backed notes, including the Underwritten Notes, to be issued and sold in series from time to time, in the form in which it most recently became effective, including the exhibits thereto;

(ii) a copy of the preliminary prospectus, dated January 17, 2017, relating to the Underwritten Notes that was filed with the Commission pursuant to Rule 424(h)(1) under the Securities Act on January 17, 2017, and a copy of the prospectus, dated January 25, 2017 (the “Prospectus”), relating to the Underwritten Notes that was filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act on January 27, 2017;

(iii) a copy of the Original Trust Agreement and a form of the Trust Agreement;

(iv) a form of the Sale and Servicing Agreement, to be dated as of January 1, 2017, among the Depositor, CarMax, as servicer, and the Issuing Entity;

(v) a form of the Indenture;

(vi) a form of the Receivables Purchase Agreement, to be dated as of January 1, 2017, between CarMax and the Depositor;

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CarMax Auto Funding LLC

January 27, 2017

(vii) a form of the Administration Agreement, to be dated as of January 1, 2017, among the Issuing Entity, the Indenture Trustee and CarMax, as administrator;

(viii) a form of the Asset Representations Review Agreement, to be dated as of January 1, 2017, among the Issuing Entity, CarMax, as servicer, and Clayton Fixed Income Services LLC, as asset representations reviewer; and

(ix) such other documents as we have deemed necessary for the expression of the opinions contained herein.

The documents described in clauses (iii) through (viii) collectively are referred to herein as the “Transaction Documents.”

In our examination, we have assumed that the Transaction Documents will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and the representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.

On the basis of the foregoing and on the basis of our review of the Depositor’s Certificate of Formation and Limited Liability Company Agreement, as amended, and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, it is our opinion that:

1.	The Depositor is a limited liability company validly existing and in good standing under the laws of the State of Delaware; and

2.	When duly executed and authenticated by the Indenture Trustee, in accordance with the terms of the Indenture, and issued and delivered against payment thereof, the Underwritten Notes will have been duly authorized by all necessary action of the Issuing Entity, will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

CarMax Auto Funding LLC

January 27, 2017

We do not find it necessary for the purposes of this opinion letter, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Underwritten Notes.

We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion letter on Form 8-K in connection with the sale of the Underwritten Notes and the reference to our firm in the Prospectus under the captions “Legal Opinions.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

CarMax Auto Funding LLC

January 27, 2017

EXHIBIT A

Underwritten Notes

(i) $250,049,000 aggregate principal amount of the 0.85000% Class A-1 Asset-backed Notes (the “Underwritten Class A-1 Notes”);

(ii) $428,371,000 aggregate principal amount of the 1.54% Class A-2 Asset-backed Notes (the “Underwritten Class A-2 Notes”);

(iii) $428,371,000 aggregate principal amount of the 1.98% Class A-3 Asset-backed Notes (the “Underwritten Class A-3 Notes”);

(iv) $117,353,000 aggregate principal amount of the 2.27% Class A-4 Asset-backed Notes (the “Underwritten Class A-4 Notes”);

(v) $24,706,000 aggregate principal amount of the 2.54% Class B Asset-backed Notes (the “Underwritten Class B Notes”);

(vi) $26,100,000 aggregate principal amount of the 2.84% Class C Asset-backed Notes (the “Underwritten Class C Notes”); and

(vii) $30,085,000 aggregate principal amount of the 3.43% Class D Asset-backed Notes (the “Underwritten Class D Notes”).

The Underwritten Class A-1 Notes, the Underwritten Class A-2 Notes, the Underwritten Class A-3 Notes, the Underwritten Class A-4 Notes, the Underwritten Class B Notes, the Underwritten Class C Notes and the Underwritten Class D Notes are referred to collectively herein as the “Underwritten Notes.”